EXHIBIT 23.3

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.'s 33-68376, 33-99852, 333-4160, 333-32033 and 333-53495) and in the Registration Statements on Form S-8 (No.'s 33-68354, 333-27827 and 333-53495) of Industrial Holdings, Inc. of
our report dated June 17, 1997, on Moores Pump and Supply, Inc. for each of the two years in the period ended April 30, 1997, included in the Industrial Holdings, Inc.'s Form 10-K for the year ended December 31, 1998.

ARTHUR ANDERSEN LLP

New Orleans, Louisiana
March 29, 1999